[Letterhead of Goldman Sachs International]

July 31, 2003

Via Facsimile and Overnight Mail

Mercury Air Group, Inc. c/o

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

Fax: (302) 655-4236

Attn: Joseph A. Czyzyk, CEO

Re: Inspection of Stocklist Materials

Dear Mr. Czyzyk:

Goldman Sachs International is the record holder of 111,660 shares of common stock of Mercury Air Group, Inc. (“Mercury Air Group” or the “Company”), holding those shares on behalf of the Trident North Atlantic Fund (“Trident North Atlantic”) as beneficial owner.

Trident North Atlantic has asked us to make the following request on its behalf, as holder of record of the shares, and to make such request by way of a formal demand under oath pursuant to Section 220 of the General Corporation Law of the State of Delaware.

We hereby make a formal demand under oath, pursuant to Section 220 of the General Corporation Law of the State of Delaware and the common law of the State of Delaware, for Trident North Atlantic and its agents to inspect, no later than August 8, 2003, the following documents and records of the Company and to make copies or abstracts therefrom:

(a)	A complete record or list of the Company’s stockholders, certified by the Company or its transfer agent, showing the names and addresses of each stockholder and the number of shares of stock registered in the name of each such stockholder, as well as the names, addresses and share amounts held by participants in dividend reinvestment plans and/or employee plans, in each case as of the most recent date available;

(b)	A magnetic computer tape list of the holders of the Company’s stock requested in paragraph (a) above as of the most recent date available, showing the names, addresses and number of shares held by such stockholders, such computer processing data as is necessary for the undersigned to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

(c)	All daily transfer sheets showing changes in the names, addresses and number of shares of the Company’s stockholders which are in or come into the possession of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to above;

(d)	All information in or which comes into the Company’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees relating to the names of the beneficial owners of the Company’s stock (“NOBO’s”) pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, in the format of a printout in descending order balance. If such information is not in the Company’s possession, custody or control, such information should be requested from any agent or service employed by the Company which may have such information in its possession, custody or control.

(e)	To the extent the Company, or any person or entity acting on its behalf, maintains electronic mail addresses or other electronic contact information concerning stockholders, all such information; and

(f)	A copy of the Company’s bylaws, as in effect now and as amended from time to time, and any rules and regulations of the Company regarding the nomination and election of directors, shareholder proposals and the conduct of the Company’s 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”).

We would also formally demand, at the request of and on behalf of Trident North Atlantic, that modifications, additions or deletions to any and all information referred to in paragraphs (a) and (b) above be immediately furnished to Trident North Atlantic and its agents as such modifications, additions or deletions become available to the Company or its agents or representatives.

Trident North Atlantic will bear the reasonable costs incurred by the Company in connection with the production of the above information.

Goldman Sachs International has been advised that the purpose of this demand under Section 220 of the General Corporation Law of the State of Delaware is to enable Trident North Atlantic to communicate with other stockholders of the Company regarding certain corporate governance and management practices of the Company, a lawsuit filed by the Company against Trident North Atlantic, among others, and to facilitate the possible nomination and election of directors to serve on the Company’s Board of Directors.

At the request of and on behalf of Trident North Atlantic, Goldman Sachs International and Trident North Atlantic hereby designate Ropes & Gray LLP, its directors, officers and employees, to conduct, as its agents, the inspection and copying requested herein.

Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below and returning it to counsel for Trident North Atlantic, Steven A. Wilcox of Ropes & Gray LLP, One International Place, Boston, Massachusetts, 02110.

While Goldman Sachs International is furnishing this formal demand under Section 220 of the General Corporation Law of the State of Delaware as a shareholder of record of the Company, it does so at the request of Trident North Atlantic and only as a nominal party for the true party in interest, Trident North Atlantic. Goldman Sachs International has no interest in this matter and Goldman Sachs International assumes no further responsibility in this matter.

Please advise counsel for Trident North Atlantic, Steven A. Wilcox of Ropes & Gray, LLP, at 617-951-7319, as promptly as practicable when and where the items requested above will be made available to Trident North Atlantic and its agents. Please also advise counsel immediately whether you voluntarily will supply the requested information. We are grateful for your assistance in this matter.

Very truly yours,

GOLDMAN SACHS INTERNATIONAL

By: /s/ TREVOR MULLIN

Name: Trevor Mullin

Title: Executive Director, Equity Compliance

SWORN TO AND SUBSCRIBED

UNDER OATH

before me this 1 day of August 2003.

/s/ P. SZYSZKO

(NAME)

Notary Public/Commissioner of Oaths

Receipt Acknowledged On

July             , 2003

Mercury Air Group, Inc.

Name:

Title:

POWER OF ATTORNEY

KNOW ALL MEN that Goldman Sachs International does hereby make constitute and appoint Ropes & Gray, LLP and its directors, officers, employees, agents, its true and lawful attorneys-in-fact and agents for it in its name, place and stead, giving and granting unto said attorneys and agents full power and authority to act on its behalf, as a stockholder of record of Mercury Air Group, Inc., to seek the production, and to engage in the inspection and copying, of records and documents of every kind and description, including, without limitation, stocklist materials relating to Mercury Air Group, Inc.

Goldman Sachs International reserves all rights on its part to do any act which said attorneys hereby are authorized to do or perform. This Power of Attorney may be terminated by Goldman Sachs International or said attorneys by written notice to the other.

GOLDMAN SACHS INTERNATIONAL

By: /s/ TREVOR MULLIN

Name: Trevor Mullin

Title: Executive Director, Equity Compliance

POWER OF ATTORNEY

KNOW ALL MEN that The Trident North Atlantic Fund (“Trident North Atlantic”) does hereby make constitute and appoint Ropes & Gray, LLP and its directors, officers, employees, agents and other persons designated by Ropes & Gray LLP, its true and lawful attorneys-in-fact and agents for it in its name, place and stead, giving and granting unto said attorneys and agents full power and authority to act on its behalf, as a stockholder of Mercury Air Group, Inc., to seek the production, and to engage in the inspection and copying, of records and documents of every kind and description, including, without limitation, stocklist materials relating to Mercury Air Group, Inc.

Trident North Atlantic reserves all rights on its part to do any act which said attorneys hereby are authorized to do or perform. This Power of Attorney may be terminated by Trident North Atlantic or said attorneys by written notice to the other.

THE TRIDENT NORTH ATLANTIC FUND

BY: J O HAMBRO CAPITAL MANAGEMENT LIMITED

its Manager and Attorney-in-fact

By: /s/ CHRISTOPHER H. B. MILLS

Name: Christopher H. B. Mills

Title: Director